Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

SAN DIEGO, CALIFORNIA, November 2, 2022....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three and nine months ended September 30, 2022. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise. Our financial results for the three and nine months ended September 30, 2021 do not reflect our merger with VEREIT, Inc. (VEREIT), which was completed on November 1, 2021.

COMPANY HIGHLIGHTS:
For the three months ended September 30, 2022:

•Net income available to common stockholders was $219.6 million, or $0.36 per share
•Normalized FFO per share increased 9.0% to $0.97, compared to the three months ended September 30, 2021
•AFFO per share increased 7.7% to $0.98, compared to the three months ended September 30, 2021
•Invested $1.87 billion in 375 properties and properties under development or expansion, including $613.0 million in Europe
•Net debt to annualized pro forma adjusted EBITDAre was 5.2x
•Raised $0.7 billion from the sale of common stock, primarily through our At-The-Market (ATM) program with a weighted average price of $73.05
•Declared the 100th consecutive quarterly dividend increase in September, representing a 5.1% increase compared to the amount declared one year ago

Event subsequent to September 30, 2022:

•In October 2022, we issued $750.0 million of senior unsecured notes due October 2032, realizing an effective semi-annual yield to maturity of approximately 3.93%.

CEO Comments

"I am pleased with another well-executed quarter by our team,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “We strive to be a judicious and disciplined capital allocator, investing in high-quality real estate leased to leading operators that can thrive in a variety of economic environments. During the quarter, we invested approximately $1.9 billion in real estate at a cash cap rate of 6.1%, bringing our total to $5.1 billion year to date.”

“Additionally, we enhanced our financial flexibility by raising over $2.0 billion of equity during the quarter, $1.3 billion of which we intend to settle in the fourth quarter at $66.70 per share, while further de-risking the balance sheet with a $750 million 10-year bond offering in October."

“Finally, the operating fundamentals of our business remain healthy as we finished the quarter with occupancy of 98.9% while registering a rent recapture rate of 108.5% on properties re-leased. We are fortunate to manage a consistent business model that provides dependable results, and believe we are well-positioned to continue generating long-term value for shareholders."

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total revenue	$837.3	$489.9	$2,455.0	$1,395.4
Net income available to common stockholders (1)(2)	$219.6	$135.0	$642.1	$355.4
Net income per share	$0.36	$0.34	$1.06	$0.94
Funds from operations available to common stockholders (FFO) (2)(3)	$597.2	$332.3	$1,807.4	$914.4
FFO per share	$0.97	$0.85	$2.99	$2.41
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$600.9	$349.1	$1,820.4	$944.5
Normalized FFO per share	$0.97	$0.89	$3.01	$2.49
Adjusted funds from operations available to common stockholders (AFFO) (3)	$603.6	$356.8	$1,767.4	$1,002.7
AFFO per share	$0.98	$0.91	$2.92	$2.64
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the three and nine months ended September 30, 2022 were impacted by the following transactions: (i) merger and integration-related costs related to our merger with VEREIT of $3.7 million and $13.0 million, respectively, and (ii) $1.7 million and $16.4 million of provisions for impairment, respectively. Our financial results during the three and nine months ended September 30, 2021 were impacted by the following transactions: (i) $4.0 million and $50.5 million loss on extinguishment of debt, respectively, primarily due to the January 2021 early redemption of the 3.250% notes due October 2022 recorded in the three months ended March 31, 2021, (ii) merger and integration-related costs related to our merger with VEREIT of $16.8 million and $30.1 million, respectively, and (iii) $11.0 million and $31.0 million of provisions for impairment, respectively.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs related to our merger with VEREIT and AFFO further adjusts Normalized FFO for unique revenue and expense items, such as gain (loss) on extinguishment of debt. Please see the Glossary in the Supplemental Operating and Financial Data for the three and nine months ended September 30, 2022 for our definitions and explanations of how we utilize these metrics. See pages 9 and 10 herein for reconciliations to the most directly comparable GAAP measure.

Theater Industry Update

For the third quarter 2022, we collected approximately 85% of the contractual rent(1) across our theater portfolio as Cineworld Group plc (“Cineworld”), the parent entity of the entities that lease certain of our theater properties, including Regal Cinemas, commenced Chapter 11 reorganization proceedings during the month of September 2022 and, as is customary in this jurisdiction pursuant to the proceedings of the bankruptcy court, was not yet required to pay rent for the month of September. However, for the month of October 2022, we have collected all of the contractual rent across our theater portfolio.

As of September 2022, we had cumulative reserves of $23.5 million on properties leased to Cineworld and its affiliates. These reserves, representing a reduction of rental revenue, primarily relate to contractual rent and expense recoveries recorded during the COVID-19 pandemic in 2020 and exclude straight-line rent reserves. Total receivables from Cineworld and its affiliates were $31.0 million at September 30, 2022, net of reserves and excluding straight line rent receivables, and include both deferred contractual rent and deferred expense recoveries.

(1)We define contractual rent as the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables. Charged amounts have not been adjusted for any COVID-19 related rent relief granted and includes contractual rent from any clients in bankruptcy.

Dividend Increases

In September 2022, we announced the 100th consecutive quarterly dividend increase, which is the 117th increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of September 30, 2022 was $2.976 per share. The amount of monthly dividends paid per share increased

5.1% to $0.7425, as compared to $0.7065 for the three months ended September 30, 2021. We distributed $458.6 million in common stock dividends to stockholders during the three months ended September 30, 2022, representing 76.0% of our AFFO of $603.6 million.

Real Estate Portfolio Update

As of September 30, 2022, our portfolio consisted of 11,733 properties located in all 50 U.S. states, Puerto Rico, the U.K. and Spain, and leased to 1,147 clients doing business in 79 industries. We own an actively managed, diversified portfolio of commercial properties under long-term, net lease agreements with a weighted average remaining lease term of approximately 8.8 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2022, portfolio occupancy was 98.9% with 131 properties available for lease or sale, as compared to 98.9% as of June 30, 2022 and 98.8% as of September 30, 2021.

Changes in Occupancy

Three months ended September 30, 2022
Properties available for lease at June 30, 2022	132
Lease expirations (1)	181
Re-leases to same client	(147)
Re-leases to new client	(8)
Vacant dispositions	(27)
Properties available for lease at September 30, 2022	131

Nine months ended September 30, 2022
Properties available for lease at December 31, 2021	164
Lease expirations (1)	534
Re-leases to same client	(420)
Re-leases to new client	(25)
Vacant dispositions	(122)
Properties available for lease at September 30, 2022	131
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended September 30, 2022, the annual new rent on re-leases was $33.36 million, as compared to the previous annual rent of $30.75 million on the same units, representing a rent recapture rate of 108.5% on the units re-leased. We re-leased five units to new clients without a period of vacancy, and six units to new clients after a period of vacancy.

During the nine months ended September 30, 2022, the annual new rent on re-leases was $100.57 million, as compared to the previous annual rent of $94.22 million on the same units, representing a rent recapture rate of 106.7% on the units re-leased. We re-leased 12 units to new clients without a period of vacancy, and 25 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and Europe for the periods indicated below:

	Number of Properties	Leasable Square Feet (in thousands)	Investment ($ in millions)	Weighted Average Lease Term (Years)	Initial Weighted Average Cash Lease Yield (1)
Three months ended September 30, 2022
Acquisitions - U.S.	272	3,845	$1,131.6	16.5	6.1%
Acquisitions - Europe	27	3,512	587.4	8.8	6.2%
Total acquisitions	299	7,357	1,719.0	13.9	6.2%
Properties under development (2)	76	1,758	148.5	15.1	5.6%
Total (3)	375	9,115	$1,867.5	14.0	6.1%

Nine months ended September 30, 2022
Acquisitions - U.S.	561	9,396	$2,623.6	15.1	5.9%
Acquisitions - Europe	78	8,904	2,058.6	8.9	5.8%
Total acquisitions	639	18,300	4,682.2	12.5	5.9%
Properties under development (2)	127	3,201	416.4	15.6	5.6%
Total (4)	766	21,501	$5,098.6	12.7	5.8%
(1)Initial weighted average cash lease yield is a supplemental operating measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three and nine months ended September 30, 2022 for our definition of this metric. Contractual net operating income used in the calculation of initial weighted average cash lease yield for the three and nine months ended September 30, 2022 includes approximately $1.2 million and $8.0 million, respectively, received as settlement credits as reimbursement of free rent periods.
(2) The three and nine months ended September 30, 2022 includes £21.7 million and £36.6 million of investments in five U.K. development properties, respectively, converted at the applicable exchange rates on the funding dates.
(3) Our clients occupying the new properties are 95.7% retail, 4.1% industrial and 0.2% other property types, based on rental revenue. Approximately 27% of the rental revenue generated from acquisitions during the three months ended September 30, 2022 is from our investment grade rated clients, their subsidiaries or affiliated companies.
(4) Our clients occupying the new properties are 90.6% retail, 9.3% industrial and 0.1% other property types based on rental revenue. Approximately 30% of the rental revenue generated from acquisitions during the nine months ended September 30, 2022 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 9,645 properties under lease (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,		% Increase
	2022	2021	2022	2021	Three Months	Nine Months
Rental revenue	$612.3	$606.4	$1,844.2	$1,801.5	1.0%	2.4%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of September 30, 2022 of 1.11 GBP/USD. None of the properties in Spain met our same store pool definition for the periods presented.

Beginning with the first quarter of 2022, properties acquired through the merger with VEREIT were considered under each element of our Same Store Pool criterion, except for the requirement that the property be owned for the full comparative period. If the property was owned by VEREIT for the full comparative period and each of the other criteria were met, the property was included in our same store property pool. For the definition of Same Store Pool, please see the Glossary to our Supplemental Operating and Financial Data for the three and nine months ended September 30, 2022, which is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results, for.

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Beginning with the first quarter of 2022, properties acquired through the merger with VEREIT were considered under each element of our Same Store Pool criterion, except for the requirement that the property be owned for the full comparative period. If the property was owned by VEREIT for the full comparative period and each of the other criterion were met, the property was included in our same store property pool. Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the increase for the three and nine months ended September 30, 2022 relative to the comparable period for 2021 would have been 0.3% and 2.5%, respectively.

Property Dispositions
The following summarizes our property dispositions, excluding our proportionate share of net proceeds from the disposition of properties by our unconsolidated industrial partnerships (dollars in millions):

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Properties sold	34	138
Net sales proceeds	$142.2	$414.4
Gain on sales of real estate	$42.6	$93.4

During the three months ended September 30, 2022, all seven properties owned by our industrial partnerships acquired in connection with the VEREIT merger were sold. The gross purchase price for the properties was $905.0 million and we collected $113.5 million of net proceeds (after mortgage defeasance and closing costs) during the three months ended September 30, 2022, representing our proportionate share of partnership distributions.

Liquidity and Capital Markets

Capital Raising
During the three months ended September 30, 2022, we raised approximately $0.7 billion of proceeds from the sale of common stock at a weighted average price of $73.05 per share, primarily through the sale of approximately 9.5 million shares common stock pursuant to forward sale agreements through our ATM program. As of September 30, 2022, there were approximately 20.0 million shares of common stock subject to forward sale agreements through our ATM program, representing approximately $1.3 billion in gross proceeds (assuming full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates), which have been executed at a weighted average initial price of $66.70 per share but not settled. We currently expect to fully settle the outstanding forward sale agreements during the three months ended December 31, 2022.

In October 2022, we issued $750.0 million of 5.625% senior unsecured notes due 2032. The public offering price for the notes was 99.879% of the principal amount for an effective semi-annual yield to maturity of 5.641%. In conjunction with the pricing of this offering, we executed a $600 million U.S. Dollar-to-Euro 10-year cross currency swap, resulting in the receipt of approximately €612 million in proceeds and an effective fixed-rate, Euro-denominated semi-annual yield to maturity of approximately 4.7%. Additionally, we terminated forward starting interest rate swaps totaling $500 million in notional value previously entered into, recognizing a cash settlement gain of approximately $72 million. Giving effect to these contemporaneous transactions, we expect to recognize an effective semi-annual yield to maturity of 3.93% on the overall transaction, including the recognition of the cash settlement gain.

Revolving Credit Facility and Commercial Paper Program
We have a $4.25 billion unsecured revolving credit facility that matures in June 2026 and includes two six-month extensions that can be exercised at our option. The revolving credit facility also has a $1.0 billion expansion feature, which is subject to obtaining lender commitments.

In July 2022, we amended our U.S. dollar-denominated unsecured commercial paper program to increase the maximum aggregate amount of outstanding notes from $1.0 billion to $1.5 billion and established a new Euro-denominated unsecured commercial paper program, which permits us to issue additional unsecured commercial notes up to a maximum aggregate amount of $1.5 billion (or foreign currency equivalent) in U.S. dollars or other foreign currencies. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.

Liquidity
As of September 30, 2022, we had $2.5 billion of liquidity, consisting of cash and cash equivalents balance of approximately $187.7 million, including £97.8 million denominated in Sterling and €9.6 million denominated in Euro, and $2.3 billion of availability under our revolving credit facility, after deducting $723.8 million in commercial paper borrowings. In addition, there are approximately 20.0 million shares of common stock sold pursuant to forward sale confirmations which we intend to settle during the fourth quarter of 2022, representing approximately $1.3 billion in gross proceeds.

Earnings Guidance

Summarized below are approximate estimates of the key components of our 2022 earnings guidance:

	Prior 2022 Guidance	Revised 2022 Guidance
Net income per share	$1.14 to $1.27	$1.07 to $1.15
Real estate depreciation and impairments per share	$2.88	$3.03
Other adjustments per share (1)	$(0.10)	$(0.11)
Normalized FFO per share (2)	$3.92 to $4.05	$3.99 to $4.07
AFFO per share (2)	$3.84 to $3.97	$3.87 to $3.94
Same store rent growth	~ 2.0%	~ 2.0%
Occupancy	Over 98%	Over 98%
Cash G&A expenses (% of revenues) (3)(4)	3.5% - 4.0%	3.5% - 4.0%
Property expenses (non-reimbursable) (% of revenues) (3)	1.5% - 2.0%	1.3% - 1.5%
Income tax expenses	$45 to $50 million	$45 to $50 million
Acquisition volume	Over $6.0 billion	Over $6.0 billion

(1) Includes gain on sales of properties, merger and integration-related costs and our proportionate share of adjustments for unconsolidated entities.
(2) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with VEREIT.
(3) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses excludes stock-based compensation expense.
(4) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 4.0% - 4.5% in 2022.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on November 3, 2022 at 11:30 a.m. PT to discuss the results. To access the conference call, dial (877) 354-7102 (United States) or (412) 317-2517 (International). When prompted, please ask for the Realty Income conference call.

A telephone replay of the conference call can also be accessed by calling (877) 344-7529 and entering the conference ID 2818790. The telephone replay will be available through November 10, 2022.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental Operating and Financial Data for the three and nine months ended September 30, 2022, including reconciliations for non-GAAP measures within the Glossary, are available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.

The Sustainability Report for the year ended December 31, 2021 is available on our corporate website at esg.realtyincome.com/indicators/sustainability_report. During June 2021, we established our Green Financing Framework, which is also available on our corporate website at esg.realtyincome.com/indicators/green_financing.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 11,700 real estate properties owned under long-term net lease agreements with commercial clients. To date, the company has declared 628 consecutive common stock monthly dividends throughout its 53-year operating history and increased the dividend 117 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements also include discussions of our business and portfolio including business model, future operations and results, strategy, plans, intentions of management, capital raising, settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program, dividends, and guidance. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business and economic conditions; competition; fluctuating interest and currency rates; access to debt and equity capital markets; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in income tax laws and rates; the continued evolution of the COVID-19 pandemic, the measures taken to limit its spread, and its impacts on us, our business, our clients (including those in the theater industry), or the economy generally; the timing and pace of reopening efforts at the local, state and national level in response to the COVID-19 pandemic and developments, such as the unexpected surges in COVID-19 cases, that cause a delay in or postponement of reopenings; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; any effects of uncertainties regarding whether the anticipated benefits or results of our merger with VEREIT, Inc. will be achieved; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Those forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Steve Bakke, CFA
Vice President, Capital Markets & Investor Relations
(858) 284-5425
sbakke@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/22	Ended 9/30/21	Ended 9/30/22	Ended 9/30/21
REVENUE
Rental (including reimbursable)	$825,946	$486,337	$2,426,311	$1,385,958
Other (1)	11,323	3,554	28,720	9,485
Total revenue	837,269	489,891	2,455,031	1,395,443

EXPENSES
Depreciation and amortization	419,016	198,832	1,232,215	564,606
Interest	117,409	76,156	333,933	222,905
Property (including reimbursable)	52,719	29,662	157,241	89,895
General and administrative	34,096	23,813	100,934	66,458
Provisions for impairment	1,650	11,011	16,379	30,977
Merger and integration-related costs	3,746	16,783	12,994	30,081
Total expenses	628,636	356,257	1,853,696	1,004,922
Gain on sales of real estate	42,883	12,094	93,611	35,396
Foreign currency and derivative loss, net	(22,893)	(2,374)	(16,003)	(1,170)
Gain (loss) on extinguishment of debt	240	(3,983)	367	(50,456)
Equity in income and impairment of investment in unconsolidated entities	(662)	—	(6,335)	—
Other income, net (1)	2,249	1,984	6,907	3,518
Income before income taxes	230,450	141,355	679,882	377,809
Income taxes	(10,163)	(6,079)	(35,802)	(21,529)
Net income	220,287	135,276	644,080	356,280
Net income attributable to noncontrolling interests	(720)	(280)	(1,937)	(865)
Net income available to common stockholders	$219,567	$134,996	$642,143	$355,415

Funds from operations available to common stockholders (FFO)	$597,154	$332,335	$1,807,385	$914,417
Normalized funds from operations available to common stockholders (Normalized FFO)	$600,900	$349,118	$1,820,379	$944,498
Adjusted funds from operations available to common stockholders (AFFO)	$603,566	$356,837	$1,767,392	$1,002,706

Per share information for common stockholders, basic and diluted:
Net income	$0.36	$0.34	$1.06	$0.94

FFO	$0.97	$0.85	$2.99	$2.41

Normalized FFO	$0.97	$0.89	$3.01	$2.49

AFFO	$0.98	$0.91	$2.92	$2.64

Cash dividends paid per common share	$0.7425	$0.7065	$2.2230	$2.1150
(1)Certain miscellaneous non-recurring revenue has been reclassified from total revenue to 'Other income, net' for the three and nine months ended September 30, 2021.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share and share count data)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary in the Supplemental Operating and Financial Data for the three and nine months ended September 30, 2022 for our definitions and explanations of how we utilize these metrics.

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/22	Ended 9/30/21	Ended 9/30/22	Ended 9/30/21

Net income available to common stockholders	$219,567	$134,996	$642,143	$355,415
Depreciation and amortization	419,016	198,832	1,232,215	564,606
Depreciation of furniture, fixtures and equipment	(511)	(230)	(1,478)	(674)
Provisions for impairment	1,650	11,011	16,379	30,977
Gain on sales of real estate	(42,883)	(12,094)	(93,611)	(35,396)
Proportionate share of adjustments for unconsolidated entities (1)	717	—	12,812	—
FFO adjustments allocable to noncontrolling interests	(402)	(180)	(1,075)	(511)
FFO available to common stockholders	$597,154	$332,335	$1,807,385	$914,417
FFO allocable to dilutive noncontrolling interests	985	356	2,569	1,062
Diluted FFO	$598,139	$332,691	$1,809,954	$915,479

FFO available to common stockholders	$597,154	$332,335	$1,807,385	$914,417
Merger and integration-related costs	3,746	16,783	12,994	30,081
Normalized FFO available to common stockholders	$600,900	$349,118	$1,820,379	$944,498
Normalized FFO allocable to dilutive noncontrolling interests	985	356	2,569	1,062
Diluted Normalized FFO	$601,885	$349,474	$1,822,948	$945,560

FFO per common share, basic and diluted	$0.97	$0.85	$2.99	$2.41

Normalized FFO per common share, basic and diluted	$0.97	$0.89	$3.01	$2.49

Distributions paid to common stockholders	$458,586	$273,791	$1,342,695	$797,847

FFO available to common stockholders in excess of distributions paid to common stockholders	$138,568	$58,544	$464,690	$116,570

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$142,314	$75,327	$477,684	$146,651

Weighted average number of common shares used for FFO and normalized FFO:
Basic	617,511,609	391,913,478	604,463,977	379,291,782
Diluted	619,201,363	392,513,520	605,958,422	379,872,546
(1)Includes an other than temporary impairment of $0.7 million and $8.5 million recognized during the three and nine months ended September 30, 2022, respectively, on our investment in unconsolidated entities, all of which were sold as of September 30, 2022.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share and share count data)

AFFO is a non-GAAP financial measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three and nine months ended September 30, 2022 for our definition and an explanation of how we utilize this metric.

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/22	Ended 9/30/21	Ended 9/30/22	Ended 9/30/21
Net income available to common stockholders	$219,567	$134,996	$642,143	$355,415
Cumulative adjustments to calculate Normalized FFO (1)	381,333	214,122	1,178,236	589,083
Normalized FFO available to common stockholders	600,900	349,118	1,820,379	944,498
(Gain) loss on extinguishment of debt	(240)	3,983	(367)	50,456
Amortization of share-based compensation	5,099	4,315	16,742	12,484
Amortization of net debt premiums and deferred financing costs (2)	(16,728)	1,394	(50,772)	4,284
Loss on interest rate swaps	735	733	2,181	2,179
Straight-line payments from cross-currency swaps (3)	—	513	884	1,715
Leasing costs and commissions	(686)	(1,199)	(3,853)	(2,026)
Recurring capital expenditures	(273)	(365)	(459)	(415)
Straight-line rent and expenses, net	(29,628)	(14,801)	(85,004)	(36,268)
Amortization of above and below-market leases, net	17,422	10,312	47,466	23,546
Proportionate share of adjustments for unconsolidated entities	(85)	—	(4,239)	—
Other adjustments (4)	27,050	2,834	24,434	2,253
AFFO available to common stockholders	$603,566	$356,837	$1,767,392	$1,002,706
AFFO allocable to dilutive noncontrolling interests	1,006	351	2,613	1,047
Diluted AFFO	$604,572	$357,188	$1,770,005	$1,003,753

AFFO per common share, basic and diluted	$0.98	$0.91	$2.92	$2.64

Distributions paid to common stockholders	$458,586	$273,791	$1,342,695	$797,847

AFFO available to common stockholders in excess of distributions paid to common stockholders	$144,980	$83,046	$424,697	$204,859

Weighted average number of common shares used for AFFO:
Basic	617,511,609	391,913,478	604,463,977	379,291,782
Diluted	619,201,363	392,513,520	605,958,422	379,872,546
(1)See Normalized FFO calculations on page 9 for reconciling items.
(2)Includes the amortization of premiums and discounts on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(3)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. In June 2022, we terminated the four cross-currency swaps subject to this adjustment. The nine months ended September 30, 2022 include the adjustment through the termination date.
(4)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, mark-to-market adjustments on investments and derivatives that do not qualify for hedge accounting, and foreign currency gain and loss as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(in thousands, except per share and share count data)

For the three months ended September 30,	2022	2021	2020	2019	2018

Net income available to common stockholders	$219,567	$134,996	$22,904	$101,049	$98,999
Depreciation and amortization, net of furniture, fixtures and equipment	418,505	198,602	168,927	149,288	136,801
Provisions for impairment	1,650	11,011	105,095	13,503	6,862
Gain on sales of real estate	(42,883)	(12,094)	(13,736)	(1,674)	(7,813)
Proportionate share of adjustments for unconsolidated entities	717	—	—	—	—
FFO adjustments allocable to noncontrolling interests	(402)	(180)	(212)	(135)	(299)

FFO available to common stockholders	$597,154	$332,335	$282,978	$262,031	$234,550
Merger and integration-related costs	3,746	16,783	—	—	—

Normalized FFO available to common stockholders	$600,900	$349,118	$282,978	$262,031	$234,550

FFO per diluted share	$0.97	$0.85	$0.82	$0.82	$0.81

Normalized FFO per diluted share	$0.97	$0.89	$0.82	$0.82	$0.81

AFFO available to common stockholders	$603,566	$356,837	$282,509	$265,355	$236,195

AFFO per diluted share	$0.98	$0.91	$0.81	$0.83	$0.81
			.
Cash dividends paid per share	$0.7425	$0.7065	$0.7005	$0.6795	0.6600

Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	619,201,363	392,513,520	347,212,593	320,726,136	291,207,186

For the nine months ended September 30,	2022	2021	2020	2019	2018

Net income available to common stockholders	$642,143	$355,415	$277,555	$307,185	$278,542
Depreciation and amortization, net of furniture, fixtures and equipment	1,230,737	563,932	501,562	436,929	401,576
Provisions for impairment	16,379	30,977	123,442	31,236	25,034
Gain on sales of real estate	(93,611)	(35,396)	(53,565)	(15,828)	(18,818)
Proportionate share of adjustments for unconsolidated entities	12,812	—	—	—	—
FFO adjustments allocable to noncontrolling interests	(1,075)	(511)	(575)	(327)	(820)

FFO available to common stockholders	$1,807,385	$914,417	$848,419	$759,195	$685,514
Merger and integration-related costs	12,994	30,081	—	—	—

Normalized FFO available to common stockholders	$1,820,379	$944,498	$848,419	$759,195	$685,514

FFO per diluted share	$2.99	$2.41	$2.48	$2.43	$2.39

Normalized FFO per diluted share	$3.01	$2.49	$2.48	$2.43	$2.39

AFFO available to common stockholders	$1,767,392	$1,002,706	$874,972	$768,026	$687,744

AFFO per diluted share	$2.92	$2.64	$2.55	$2.46	$2.40
			.
Cash dividends paid per share	$2.2230	$2.1150	$2.0920	$2.0295	$1.9690

Weighted average diluted shares outstanding - FFO and Normalized FFO and AFFO	605,958,422	379,872,546	342,946,337	312,300,391	287,105,285

ADJUSTED EBITDAre
(dollars in thousands)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary in the Supplemental Operating and Financial Data for the three and nine months ended September 30, 2022 for our definition and an explanation of how we utilize these metrics.

	Three Months Ended
	September 30, 2022
Net income	$220,287
Interest	117,409
Gain on extinguishment of debt	(240)
Income taxes	10,163
Depreciation and amortization	419,016
Provisions for impairment	1,650
Merger and integration-related costs	3,746
Gain on sales of real estate	(42,883)
Foreign currency and derivative losses, net	22,893
Gain on settlement of foreign currency forwards	2,784
Equity in income and impairment of investment in unconsolidated entities	662
Quarterly Adjusted EBITDAre	$755,487
Annualized Adjusted EBITDAre	$3,021,948
Annualized Pro Forma Adjustment (1)	$31,700
Annualized Pro Forma Adjusted EBITDAre	$3,053,648
Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts	$16,142,608
Less: Cash and cash equivalents	(187,745)
Net Debt	$15,954,863
Net Debt/Annualized Adjusted EBITDAre	5.3	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.2	x
(1)The Annualized Pro Forma Adjustments, which includes transaction accounting adjustments in accordance with U.S GAAP, consists of adjustments to incorporate Adjusted EBITDAre from properties we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The Annualized Pro Forma Adjustments consist of $68.6 million from properties we acquired or stabilized during the quarter and removes $36.9 million from properties we disposed of during the quarter.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share count data) (unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Real estate held for investment, at cost:
Land	$11,852,057	$10,753,750
Buildings and improvements	26,981,664	25,155,178
Total real estate held for investment, at cost	38,833,721	35,908,928
Less accumulated depreciation and amortization	(4,624,243)	(3,949,798)
Real estate held for investment, net	34,209,478	31,959,130
Real estate and lease intangibles held for sale, net	18,309	30,470
Cash and cash equivalents	187,745	258,579
Accounts receivable, net	529,248	426,768
Lease intangible assets, net	5,064,322	5,275,304
Goodwill	3,731,478	3,676,705
Investment in unconsolidated entities	—	140,967
Other assets, net	2,151,895	1,369,579
Total assets	$45,892,475	$43,137,502

LIABILITIES AND EQUITY
Distributions payable	$156,999	$146,919
Accounts payable and accrued expenses	408,482	351,128
Lease intangible liabilities, net	1,368,525	1,308,221
Other liabilities	752,530	759,197
Line of credit payable and commercial paper	1,920,159	1,551,376
Term loan, net	249,705	249,557
Mortgages payable, net	855,363	1,141,995
Notes payable, net	13,316,455	12,499,709
Total liabilities	19,028,218	18,008,102

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000,000 and 740,200,000 shares authorized, 627,145,827 and 591,261,991 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	32,003,069	29,578,212
Distributions in excess of net income	(5,241,012)	(4,530,571)
Accumulated other comprehensive income (loss)	(24,938)	4,933
Total stockholders’ equity	26,737,119	25,052,574
Noncontrolling interests	127,138	76,826
Total equity	26,864,257	25,129,400
Total liabilities and equity	$45,892,475	$43,137,502

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
2020	4.5%	(11.8%)	3.6%	(5.1%)	1.9%	9.7%	1.5%	18.4%	0.9%	43.6%
2021	4.1%	23.0%	2.6%	41.3%	1.8%	20.9%	1.3%	28.7%	0.7%	21.4%
YTD 2022	5.1%	(15.6%)	4.0%	(27.9%)	2.4%	(19.7%)	1.8%	(23.9%)	1.0%	(32.4%)

Compound Average Annual Total Return (5)		14.4%		9.6%		9.9%		9.6%		9.9%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through September 30, 2022, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.